Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our reports dated April 27, 2012, relating to the consolidated financial statements of Paragon Shipping Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Paragon Shipping Inc. for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

December 12, 2012